UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2019 (June 26, 2019)

ALCOA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania		15212-5858
(Address of Principal Executive Offices)		(Zip Code)

412-315-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2019, Alcoa Corporation (“Alcoa” or the “Company”) and Saudi Arabian Mining Company (Ma’aden) entered into a Framework Agreement (the “Framework Agreement”) relating to the joint venture between the Company and Ma’aden. Pursuant to the Framework Agreement, the Company divested its 25.1% interest in Ma’aden Rolling Company (“MRC”) to Ma’aden (the “MRC Divestiture”); MRC is one of the three entities that had comprised Alcoa’s joint venture with Ma’aden. The other two joint venture entities that continue between the Company and Ma’aden following the MRC Divestiture are Ma’aden Bauxite and Alumina Company (“MBAC”) and Ma’aden Aluminium Company (“MAC”). Pursuant to the Framework Agreement and the MRC Divestiture: (i) Alcoa transferred its 25.1% interest in MRC to Ma’aden and, as a result, Alcoa has no direct or indirect equity interest in MRC; (ii) Alcoa’s capital contribution to MRC in connection with the transaction totaling $100 million, along with Ma’aden’s earlier capital contribution of $100 million, will be used to meet current MRC cash requirements, including paying certain amounts owed by MRC to MAC and Alcoa; (iii) Alcoa was released from all future obligations with respect to the project financing associated with the establishment of MRC, including Alcoa’s sponsor support of approximately $295 million of MRC’s debt and any future MRC cash requirements; (iv) Alcoa gave its consent for the Public Investment Fund (“PIF”) loans to each of MBAC, MAC and MRC to be transferred from PIF to Ma’aden; and (v) Alcoa will not assert any consent or voting rights in connection with a future transfer to Ma’aden of the PIF loan to MAC and MBAC; among other matters. The described transactions closed on June 27, 2019.

In connection with the foregoing, on June 26, 2019, the Company and Ma’aden entered into an Amendment and Restatement Deed (the “Amendment”) to the Aluminium Project Framework Shareholders’ Agreement. The Amendment provides for the MRC Divestiture and governs the joint venture between the Company and Ma’aden with respect to the remaining two entities in the joint venture, MBAC and MAC. The Amendment: (i) fixes October 1, 2021 as the date after which Alcoa is permitted to sell all of its shares in both MBAC and MAC collectively, for which Ma’aden has a right of first refusal; (ii) defines that, six months after October 1, 2021, Alcoa’s call option, and Ma’aden’s put option, relating to additional interests in the joint venture, become exercisable; (iii) provides Alcoa with enhanced information and voting rights relating to the operation of the joint venture; and (iv) clarifies the timing and determination of the amount of dividend payments of excess cash to the joint venture partners following required distributions to the commercial lenders of MBAC and MAC; among other matters.

The foregoing descriptions of the Framework Agreement and the Amendment (collectively, the “Agreements”) are not complete and are qualified in their entirety by reference to the full text of the Agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Item 8.01	Other Events.

On June 26, 2019, the Company issued a press release announcing the execution of the Agreements and related actions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description

99.1	Press release of Alcoa Corporation dated June 26, 2019

The internet addresses in the press release attached as Exhibit 99.1 hereto are included only as inactive textual references and are not intended to be active links to the information therein. Information contained on such websites or platforms, or that can be accessed therein, do not constitute a part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

Date: July 2, 2019	By:	/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Executive Vice President, General Counsel and Secretary